Exhibit 99.1
TRICO MARINE SERVICES TERMINATES RIGHTS PLAN
HOUSTON, TX, April 29, 2008 (MARKET WIRE via COMTEX News Network) – Trico Marine Services, Inc. (NASDAQ: TRMA) (the “Company” or “Trico”) announced today the termination of the Trico stockholder rights plan adopted in April 2007. In connection with its recent review of the plan, the Board of Directors of Trico determined to terminate the plan by accelerating its expiration date to the close of business yesterday. Stockholders do not have to take any action as a result of this termination, and do not have to exchange stock certificates.
Chairman and Chief Executive Officer, Joseph S. Compofelice, commented, “The board of directors regularly evaluates the effectiveness of and need for a rights plan. The board has determined that the plan is unnecessary in the current environment. We are committed to give our stockholders the opportunity to participate fully in Trico’s future, and we will continue to take actions that are in the best interest of our stockholders.”
The Board has reserved the right to take any action in the future that it determines in the exercise of its fiduciary duties to be necessary or advisable, which could include the adoption of a new stockholder rights plan.
As a result of the termination of the plan, the rights under the plan will be de-registered under the Securities Exchange Act of 1934 and delisted from the Nasdaq Global Market, and will not be listed or quoted on any other exchange. This action will have no effect on Trico’s common stock, which is listed on the Nasdaq Global Market and registered under the Securities Exchange Act of 1934.
About Trico
Trico is a leading provider of marine support vessels to the offshore oil and gas industry, operating primarily in international markets, with operations in the North Sea, West Africa, Mexico, Brazil, Southeast Asia and the U.S. Gulf of Mexico. The Company provides support for the construction, installation, repair and maintenance of offshore facilities, the deployment of underwater remotely operated vehicles, sea floor cable laying, and trenching services. Trico is headquartered in Houston, Texas.
Please visit the Company’s website at www.tricomarine.com for additional information.
Certain statements in this press release that are not historical fact may be “forward looking statements.” Actual events may differ materially from those projected in any forward-looking statement. There are a number of important factors involving risks and uncertainties beyond the control of the Company that could cause actual events to differ materially from those expressed or implied by such forward-looking statements. A description of risks and uncertainties relating to Trico Marine Services, Inc. and its industry and other factors, which could affect the

Company’s results of operations or financial condition, are included in the Company’s Securities and Exchange Commission filings. Trico undertakes no obligation to publicly update or revise any forward-looking statements to reflect events or circumstances that may arise after the date of this report.
Contact:

Geoff Jones
Vice President and Chief Financial Officer
(713) 780-9926